SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 2)*

21VIANET GROUP, INC.

(Name of Issuer)

American Depository Shares

(Title of Class of Securities)

90138A 10 3

(CUSIP Number)

Hany M. Nada

2494 Sand Hill Road, Suite 100

Menlo Park, California 94025

(650) 475-2150

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 24, 2014

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 90138A 10 3	13D	Page 2

1.	Name of Reporting Persons Granite Global Ventures III L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power
	8.	Shared Voting Power 3,496,341 ADS (2)
	9.	Sole Dispositive Power
	10.	Shared Dispositive Power 3,496,341 ADS (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,496,341 ADS (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.3% (3)
14.	Type of Reporting Person (see instructions) PN

(1)	This Amendment No. 2 to Schedule 13D is filed by Granite Global Ventures III L.P., GGV III Entrepreneurs Fund L.P., Granite Global Ventures III L.L.C., Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng, Fumin Zhuo, Ms. Jenny Lee and Ms. Jessie Jin (collectively, the “Reporting Persons”). These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of (i) 3,440,395 American Depository Shares (“ADS”) held by Granite Global Ventures III L.P. with 4 ordinary shares remaining that is not convertible to a full ADS and (ii) 55,946 ADS held by GGV III Entrepreneurs Fund L.P. with 4 ordinary shares remaining that is not convertible to a full ADS. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 66,450,000 ADS of the Issuer outstanding as of May 23, 2014 pursuant to the Issuer’s Quarterly Report filed on Form 6-K.

CUSIP No. 90138A 10 3	13D	Page 3

1.	Name of Reporting Persons GGV III Entrepreneurs Fund L.P.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power
	8.	Shared Voting Power 3,496,341 ADS (2)
	9.	Sole Dispositive Power
	10.	Shared Dispositive Power 3,496,341 ADS (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,496,341 ADS (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.3% (3)
14.	Type of Reporting Person (see instructions) PN

(1)	This Amendment No. 2 to Schedule 13D is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of (i) 3,440,395 ADS held by Granite Global Ventures III L.P. with 4 ordinary shares remaining that is not convertible to a full ADS and (ii) 55,946 ADS held by GGV III Entrepreneurs Fund L.P. with 4 ordinary shares remaining that is not convertible to a full ADS. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 66,450,000 ADS of the Issuer outstanding as of May 23, 2014 pursuant to the Issuer’s Quarterly Report filed on Form 6-K.

CUSIP No. 90138A 10 3	13D	Page 4

1.	Name of Reporting Persons Granite Global Ventures III L.L.C.
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Delaware, United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power
	8.	Shared Voting Power 3,496,341 ADS (2)
	9.	Sole Dispositive Power
	10.	Shared Dispositive Power 3,496,341 ADS (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,496,341 ADS (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.3% (3)
14.	Type of Reporting Person (see instructions) OO

(1)	This Amendment No. 2 to Schedule 13D is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of (i) 3,440,395 ADS held by Granite Global Ventures III L.P. with 4 ordinary shares remaining that is not convertible to a full ADS and (ii) 55,946 ADS held by GGV III Entrepreneurs Fund L.P. with 4 ordinary shares remaining that is not convertible to a full ADS. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 66,450,000 ADS of the Issuer outstanding as of May 23, 2014 pursuant to the Issuer’s Quarterly Report filed on Form 6-K.

CUSIP No. 90138A 10 3	13D	Page 5

1.	Name of Reporting Persons Scott B. Bonham
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Canada
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power
	8.	Shared Voting Power 3,496,341 ADS (2)
	9.	Sole Dispositive Power
	10.	Shared Dispositive Power 3,496,341 ADS (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,496,341 ADS (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.3% (3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 2 to Schedule 13D is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of (i) 3,440,395 ADS held by Granite Global Ventures III L.P. with 4 ordinary shares remaining that is not convertible to a full ADS and (ii) 55,946 ADS held by GGV III Entrepreneurs Fund L.P. with 4 ordinary shares remaining that is not convertible to a full ADS. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 66,450,000 ADS of the Issuer outstanding as of May 23, 2014 pursuant to the Issuer’s Quarterly Report filed on Form 6-K.

CUSIP No. 90138A 10 3	13D	Page 6

1.	Name of Reporting Persons Jixun Foo
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Singapore
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power
	8.	Shared Voting Power 3,496,341 ADS (2)
	9.	Sole Dispositive Power
	10.	Shared Dispositive Power 3,496,341 ADS (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,496,341 ADS (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.3% (3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 2 to Schedule 13D is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of (i) 3,440,395 ADS held by Granite Global Ventures III L.P. with 4 ordinary shares remaining that is not convertible to a full ADS and (ii) 55,946 ADS held by GGV III Entrepreneurs Fund L.P. with 4 ordinary shares remaining that is not convertible to a full ADS. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 66,450,000 ADS of the Issuer outstanding as of May 23, 2014 pursuant to the Issuer’s Quarterly Report filed on Form 6-K.

CUSIP No. 90138A 10 3	13D	Page 7

1.	Name of Reporting Persons Glenn Solomon
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power
	8.	Shared Voting Power 3,496,341 ADS (2)
	9.	Sole Dispositive Power
	10.	Shared Dispositive Power 3,496,341 ADS (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,496,341 ADS (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.3% (3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 2 to Schedule 13D is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of (i) 3,440,395 ADS held by Granite Global Ventures III L.P. with 4 ordinary shares remaining that is not convertible to a full ADS and (ii) 55,946 ADS held by GGV III Entrepreneurs Fund L.P. with 4 ordinary shares remaining that is not convertible to a full ADS. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 66,450,000 ADS of the Issuer outstanding as of May 23, 2014 pursuant to the Issuer’s Quarterly Report filed on Form 6-K.

CUSIP No. 90138A 10 3	13D	Page 8

1.	Name of Reporting Persons Jenny Lee
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization Singapore
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power
	8.	Shared Voting Power 3,496,341 ADS (2)
	9.	Sole Dispositive Power
	10.	Shared Dispositive Power 3,496,341 ADS (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,496,341 ADS (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.3% (3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 2 to Schedule 13D is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of (i) 3,440,395 ADS held by Granite Global Ventures III L.P. with 4 ordinary shares remaining that is not convertible to a full ADS and (ii) 55,946 ADS held by GGV III Entrepreneurs Fund L.P. with 4 ordinary shares remaining that is not convertible to a full ADS. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 66,450,000 ADS of the Issuer outstanding as of May 23, 2014 pursuant to the Issuer’s Quarterly Report filed on Form 6-K.

CUSIP No. 90138A 10 3	13D	Page 9

1.	Name of Reporting Persons Hany M. Nada
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power
	8.	Shared Voting Power 3,496,341 ADS (2)
	9.	Sole Dispositive Power
	10.	Shared Dispositive Power 3,496,341 ADS (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,496,341 ADS (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.3% (3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 2 to Schedule 13D is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of (i) 3,440,395 ADS held by Granite Global Ventures III L.P. with 4 ordinary shares remaining that is not convertible to a full ADS and (ii) 55,946 ADS held by GGV III Entrepreneurs Fund L.P. with 4 ordinary shares remaining that is not convertible to a full ADS. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 66,450,000 ADS of the Issuer outstanding as of May 23, 2014 pursuant to the Issuer’s Quarterly Report filed on Form 6-K.

CUSIP No. 90138A 10 3	13D	Page 10

1.	Name of Reporting Persons Thomas K. Ng
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power
	8.	Shared Voting Power 3,496,341 ADS (2)
	9.	Sole Dispositive Power
	10.	Shared Dispositive Power 3,496,341 ADS (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,496,341 ADS (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.3% (3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 2 to Schedule 13D is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of (i) 3,440,395 ADS held by Granite Global Ventures III L.P. with 4 ordinary shares remaining that is not convertible to a full ADS and (ii) 55,946 ADS held by GGV III Entrepreneurs Fund L.P. with 4 ordinary shares remaining that is not convertible to a full ADS. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 66,450,000 ADS of the Issuer outstanding as of May 23, 2014 pursuant to the Issuer’s Quarterly Report filed on Form 6-K.

CUSIP No. 90138A 10 3	13D	Page 11

1.	Name of Reporting Persons Fumin Zhuo
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization People’s Republic of China
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power
	8.	Shared Voting Power 3,496,341 ADS (2)
	9.	Sole Dispositive Power
	10.	Shared Dispositive Power 3,496,341 ADS (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,496,341 ADS (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.3% (3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 2 to Schedule 13D is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of (i) 3,440,395 ADS held by Granite Global Ventures III L.P. with 4 ordinary shares remaining that is not convertible to a full ADS and (ii) 55,946 ADS held by GGV III Entrepreneurs Fund L.P. with 4 ordinary shares remaining that is not convertible to a full ADS. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 66,450,000 ADS of the Issuer outstanding as of May 23, 2014 pursuant to the Issuer’s Quarterly Report filed on Form 6-K.

CUSIP No. 90138A 10 3	13D	Page 12

1.	Name of Reporting Persons Jessie Jin
2.	Check the Appropriate Box if a Member of a Group (see instructions) (a) ☐ (b) ☒ (1)
3.	SEC USE ONLY
4.	Source of Funds (see instructions) WC
5.	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
6.	Citizenship or Place of Organization People’s Republic of China
Number of Shares Beneficially Owned by Each Reporting Person With	7.	Sole Voting Power
	8.	Shared Voting Power 3,496,341 ADS (2)
	9.	Sole Dispositive Power
	10.	Shared Dispositive Power 3,496,341 ADS (2)
11.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,496,341 ADS (2)
12.	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (see instructions) ☐
13.	Percent of Class Represented by Amount in Row 11 5.3% (3)
14.	Type of Reporting Person (see instructions) IN

(1)	This Amendment No. 2 to Schedule 13D is filed by the Reporting Persons. These Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2)	Consists of (i) 3,440,395 ADS held by Granite Global Ventures III L.P. with 4 ordinary shares remaining that is not convertible to a full ADS and (ii) 55,946 ADS held by GGV III Entrepreneurs Fund L.P. with 4 ordinary shares remaining that is not convertible to a full ADS. Granite Global Ventures III L.L.C. serves as the General Partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. As such, Granite Global Ventures III L.L.C. possesses power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Granite Global Ventures III L.L.C. owns no securities of the Issuer directly. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin are Managing Directors of Granite Global Ventures III L.L.C. As such, Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin possess power to direct the voting and disposition of the shares owned by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. and may be deemed to have indirect beneficial ownership of the shares held by Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P. Scott B. Bonham, Hany M. Nada, Thomas K. Ng, Jixun Foo, Glenn Solomon, Jenny Lee, Fumin Zhuo and Jessie Jin own no securities of the Issuer directly.
(3)	This percentage is calculated based upon 66,450,000 ADS of the Issuer outstanding as of May 23, 2014 pursuant to the Issuer’s Quarterly Report filed on Form 6-K.

Introductory Note:

This Amendment No. 2 (the “Amendment”) to the statement on Schedule 13D is being filed on behalf of Granite Global Ventures III L.P., a limited partnership organized under the laws of the State of Delaware, GGV III Entrepreneurs Fund L.P., a limited partnership organized under the laws of the State of Delaware, Granite Global Ventures III L.L.C., a limited liability company organized under the laws of the State of Delaware (collectively, the “GGV Entities”), Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng, Fumin Zhuo, Ms. Jenny Lee and Ms. Jessie Jin (collectively with the GGV Entities, the “Reporting Persons”) and amends the Schedule 13D filed with the Securities and Exchange Commission on August 19, 2011 (the “Original Schedule 13D”) and the Amendment No. 1 to the Original Schedule 13D filed with the Securities and Exchange Commission on October 30, 2013 (the “Amendment No. 1”) in respect of American Depository Shares (“ADS”), of 21Vianet Group, Inc. (the “Issuer”). This Amendment is being filed by the Reporting Persons to report open market sales of shares of ADS of the Issuer on June 24, 2014. Accordingly, the number of securities beneficially owned by the Reporting Persons has decreased as described in Items 4 and 5 below.

Items 4 and 5 of the Original Schedule 13D are hereby amended and supplemented to the extent hereinafter expressly set forth and, except as amended and supplemented hereby, the Original Schedule 13D remains in full force and effect. All capitalized terms used in this Amendment but not defined herein shall have the meanings ascribed thereto in the Original Schedule 13D.

Item 4.	Purpose of Transaction.

Item 4 of the Original Schedule 13D is hereby amended and supplemented by adding the following paragraph at the end of Item 4:

Between December 30, 2013 and June 30, 2014, the Reporting Persons sold an aggregate of 787,740 ADS in open market transactions.

Item 5 (a) and (b).	Interest in Securities of the Issuer.

Item 5 of the Original Schedule 13D is hereby amended and restated in its entirety as follows:

The following information with respect to the ownership of ADS by the Reporting Persons filing this statement on Schedule 13D is provided as of the date of this filing:

Reporting Persons	Shares Held Directly	Sole Voting Power	Shared Voting Power (1)	Sole Dispositive Power	Shared Dispositive Power (1)	Beneficial Ownership (1)	Percentage of Class (1, 3)
GGV III	3,440,395	0	3,496,341	0	3,496,341	3,496,341	5.3%
GGV III Entrepreneurs	55,946	0	3,496,341	0	3,496,341	3,496,341	5.3%
GGV III LLC (2)	0	0	3,496,341	0	3,496,341	3,496,341	5.3%
Scott B. Bonham (2)	0	0	3,496,341	0	3,496,341	3,496,341	5.3%
Hany M. Nada (2)	0	0	3,496,341	0	3,496,341	3,496,341	5.3%
Thomas K. Ng (2)	0	0	3,496,341	0	3,496,341	3,496,341	5.3%
Jixun Foo (2)	0	0	3,496,341	0	3,496,341	3,496,341	5.3%
Glenn Solomon (2)	0	0	3,496,341	0	3,496,341	3,496,341	5.3%
Jenny Lee (2)	0	0	3,496,341	0	3,496,341	3,496,341	5.3%
Fumin Zhuo (2)	0	0	3,496,341	0	3,496,341	3,496,341	5.3%
Jessie Jin (2)	0	0	3,496,341	0	3,496,341	3,496,341	5.3%

(1)	Represents the number of ADS currently held by the Reporting Persons.
(2)	GGV III LLC is the sole general partner of GGV III and GGV III Entrepreneurs and possesses sole power to direct the voting and disposition of the shares owned by GGV III and GGV III Entrepreneurs and may be deemed to have indirect beneficial ownership of the shares held by GGV III and GGV III Entrepreneurs. GGV III LLC owns no securities of the Issuer directly. Messrs. Scott B. Bonham, Jixun Foo, Glenn Solomon, Hany M. Nada, Thomas K. Ng, Fumin Zhuo, Ms. Jenny Lee and Ms. Jessie Jin are Managing Directors of GGV III LLC and share voting and dispositive power over the shares held by GGV III and GGV III Entrepreneurs.
(3)	This percentage is calculated based upon 66,450,000 ADS of the Issuer outstanding as of May 23, 2014 pursuant to the Issuer’s Quarterly Report filed on Form 6-K.

13.

Item 5(c).	Between December 30, 2013 and June 30, 2014, the Reporting Persons sold an aggregate of 787,740 ADS in open market transactions.

GGV III	GGV III Entrepreneurs	Average Price Per Share
775,137	12,603	$23.47

Item 5(d).	Not applicable.

Item 5(e).	Not applicable.

Item 7.	Materials to Be Filed as Exhibits.

Exhibit 1 – Agreement regarding filing of joint Schedule 13D.

14.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 3, 2014

GRANITE GLOBAL VENTURES III L.P.

GGV III ENTREPRENEURS FUND L.P.

BY: GRANITE GLOBAL VENTURES III L.L.C.

ITS: GENERAL PARTNER

By:	/s/ Hany M. Nada
Hany M. Nada
Managing Director

GRANITE GLOBAL VENTURES III L.L.C.

By:	/s/ Hany M. Nada
Hany M. Nada
Managing Director

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Scott B. Bonham

/s/ Hany M. Nada
Hany M. Nada

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Thomas K. Ng

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Jixun Foo

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Glenn Solomon

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Jenny Lee

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Fumin Zhuo

/s/ Hany M. Nada
Hany M. Nada as Attorney-in-fact for Jessie Jin

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

15.

SCHEDULE I

Scott B. Bonham
c/o GGV Capital
2494 Sand Hill Road, Suite 100
Menlo Park, California 94025
Citizenship: Canada
Principal Occupation:	Managing Director of Granite Global Ventures III L.L.C., which serves as the general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P.

Hany M. Nada
c/o GGV Capital
2494 Sand Hill Road, Suite 100
Menlo Park, California 94025
Citizenship: United States of America
Principal Occupation:	Managing Director of Granite Global Ventures III L.L.C., which serves as the general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P.

Jixun Foo
c/o GGV Capital
2494 Sand Hill Road, Suite 100
Menlo Park, California 94025
Citizenship: Singapore
Principal Occupation:	Managing Director of Granite Global Ventures III L.L.C., which serves as the general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P.

Glenn Solomon
c/o GGV Capital
2494 Sand Hill Road, Suite 100
Menlo Park, California 94025
Citizenship: United States of America
Principal Occupation:	Managing Director of Granite Global Ventures III L.L.C., which serves as the general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P.

Jenny Lee
c/o GGV Capital
2494 Sand Hill Road, Suite 100
Menlo Park, California 94025
Citizenship: Singapore
Principal Occupation:	Managing Director of Granite Global Ventures III L.L.C., which serves as the general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P.

Thomas K. Ng
c/o GGV Capital
2494 Sand Hill Road, Suite 100
Menlo Park, California 94025
Citizenship: United States of America
Principal Occupation:	Managing Director of Granite Global Ventures III L.L.C., which serves as the general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P.

Fumin Zhuo
c/o GGV Capital
2494 Sand Hill Road, Suite 100
Menlo Park, California 94025
Citizenship: People’s Republic of China
Principal Occupation:	Managing Director of Granite Global Ventures III L.L.C., which serves as the general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P.

Jessie Jin
c/o GGV Capital
2494 Sand Hill Road, Suite 100
Menlo Park, California 94025
Citizenship: People’s Republic of China
Principal Occupation:	Managing Director of Granite Global Ventures III L.L.C., which serves as the general partner of Granite Global Ventures III L.P. and GGV III Entrepreneurs Fund L.P.

16.